Exhibit 10.2

TEXTRON INC. SHORT-TERM INCENTIVE PLAN

SECTION 1. ESTABLISHMENT AND PURPOSE

1.1   Establishment of the Plan.  Textron Inc., a Delaware company, hereby establishes a short-term incentive compensation plan to be known as the Textron Inc. Short-Term Incentive Plan. The Plan permits the awarding of cash bonuses to Employees, based on the achievement of performance goals that are pre-established by the Board of Directors of the Company or by the Committee.

The Plan, as adopted by the Board on February 22, 2017, is effective as of January 1, 2017, subject to approval by the shareholders of the Company at the 2017 annual meeting of shareholders.

1.2   Purpose.  The purposes of the Plan are to (i) provide greater motivation for certain employees of the Company and its Subsidiaries to attain and maintain the highest standards of performance, (ii) attract and retain employees of outstanding competence, and (iii) direct the energies of employees towards the achievement of specific business goals established for the Company and its Subsidiaries.

The purposes of the Plan shall be carried out by the payment to Participants of short- term incentive cash awards, subject to the terms and conditions of the Plan.

SECTION 2. DEFINITIONS

As used in the Plan, the following terms shall have the meanings set forth below (unless otherwise expressly provided).

“Award Opportunity” means an incentive award that a Participant may earn under the Plan for a Performance Period, subject to achieving performance goals established by the Committee pursuant to Section 5.1. For an individual, the Award Opportunity is typically expressed as a minimum and maximum percentage of the individual’s Target Incentive Award that defines a range within which the actual incentive award will fall.

“Base Salary” means, for a Participant, the Participant’s regular annualized base salary for the calendar year with respect to which the Performance Period relates, as determined by the Company, before reductions for (i) deferred compensation that is elected by the Participant (whether under a tax-qualified plan or a non-qualified arrangement) and (ii) other benefit elections (e.g., employee contributions for health and other insurance benefits). Base Salary shall not include compensation in excess of the base salary determined by the Company, such as awards under this Plan; bonuses and other incentives; equity awards; contributions or credits by the Company or a Subsidiary to any employee benefit plan; overtime; relocation allowances; severance payments; and other awards. For Executive Officers, Base Salary with respect to an Award

Opportunity shall be determined on or prior to the date the applicable performance goals are established in accordance with Section 9.2.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Committee” means the Organization and Compensation Committee of the Board, provided that the Committee shall consist of three or more individuals, appointed by the Board to administer the Plan, pursuant to Section 3, who are “outside directors” to the extent required by and within the meaning of Section 162(m) of the Code.

“Company” means Textron Inc., a Delaware corporation, and any successor of Textron Inc.

“Employee” means an employee of the Company or a Subsidiary.

“Executive Officer” means a “covered employee” within the meaning of Section 162(m)(3) of the Code or any other executive designated by the Committee for purposes of exempting compensation payable under the Plan from the deduction limitations of Section 162(m) of the Code.

“Final Award” means the actual award earned by a Participant for a Performance Period, as determined by the Committee following the end of such Performance Period.

“Participant” means an Employee who is participating in the Plan pursuant to Section 4.

“Performance Period” means a time period over which performance goals for an Award Opportunity are measured. The Performance Period shall be the Company’s fiscal year unless the Committee designates a different period.

“Plan” means this Textron Inc. Short-Term Incentive Plan, as in effect and amended from time to time.

“Subsidiary” means (i) a corporation or other entity with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body, or (ii) any other corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest of 50% or more and which the Committee designates as a Subsidiary for purposes of the Plan.

“Target Incentive Award” means the target award to be paid to a Participant when target performance goals are achieved, as established by the Committee. For an individual, the Target Incentive Award is typically expressed as a percentage of the individual’s Base Salary.

SECTION 3. ADMINISTRATION

The Plan shall be administered by the Committee. Subject to the limitations set forth in the Plan and the Committee’s authority to delegate responsibility, the Committee shall: (i) select from the Employees of the Company and its Subsidiaries, those who shall participate in the Plan, (ii) establish Award Opportunities in such forms and amounts as it shall determine, (iii) establish performance goals with respect to Award Opportunities, (iv) impose such limitations, restrictions, and conditions upon such Award Opportunities as it shall deem appropriate, (v) make final payout determinations with respect to Award Opportunities, (vi) interpret the Plan and adopt, amend, and rescind administrative guidelines and other rules and regulations relating to the Plan, (vii) make any and all factual and legal determinations in connection with the administration and interpretation of the Plan, (viii) correct any defect or omission or reconcile any inconsistency in this Plan or in any Award Opportunity granted hereunder, and (ix) make all other necessary determinations and take all other actions necessary or advisable for the implementation and administration of the Plan. The Committee’s determinations on matters within its authority shall be conclusive and binding upon all parties.

Except with respect to the matters that under Section 162(m) of the Code and Treasury Regulation Section 1.162-27(e) are required to be determined or established by the Committee to qualify awards to Executive Officers under the Plan as qualified performance-based compensation, the Committee shall have the power to delegate to any officer or employee of the Company the authority to administer and interpret the procedural aspects of the Plan, subject to the Plan’s terms, including adopting and enforcing rules to decide procedural and administrative issues. For the avoidance of doubt, the scope of any such delegation may include the authority to (i) select from the Employees of the Company and its Subsidiaries those who shall participate in the Plan, (ii) establish Award Opportunities in such forms and amounts as it shall determine, (iii) establish performance goals with respect to Award Opportunities, (iv) impose such limitations, restrictions, and conditions upon such Award Opportunities as it shall deem appropriate and (v) make final payout determinations with respect to Award Opportunities; provided that no officer or employee of the Company shall have any authority with respect to an award payable to him or her. All delegations of authority previously made with respect to the Textron Inc. Short-Term Incentive Plan adopted in 2007 shall also apply with respect to this Plan. To the extent of any such delegation, references to the “Committee” herein shall be deemed to refer to the relevant delegate.

Subject to applicable laws, rules and regulations: (i) no member of the Committee (or its delegates) shall be liable for any good faith action or determination made in connection with the operation, administration or interpretation of the Plan and (ii) the members of the Committee (and its delegates) shall be entitled to indemnification and reimbursement in the manner provided in the Company’s Restated Certificate of Incorporation as it may be amended from time to time. In the performance of its responsibilities with respect to the Plan, the Committee shall be entitled to rely upon information and/or advice furnished by the Company’s officers or employees, the Company’s accountants, the Company’s counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such information and/or advice.

SECTION 4. ELIGIBILITY AND PARTICIPATION

4.1   Eligibility.  An Employee shall be eligible to participate in the Plan for a Performance Period if included in the Plan by the Committee, subject to the limitations of Section 7 herein.

4.2   Participation.  Participation in the Plan shall be determined annually by the Committee based upon the criteria set forth in the Plan. Participation in the Plan for a Performance Period shall be limited to those Employees (“Participants”) who are selected by the Committee.

4.3   Right to Reduce or End Eligibility.  The Committee may elect to reduce the Award Opportunity (as described in Section 5.2 herein) or end it altogether for any single Participant or group of Participants at any time.

SECTION 5. AWARD DETERMINATION

5.1   Performance Goals.  Prior to the beginning of each Performance Period, or as soon as practicable thereafter, the Committee shall approve or establish in writing the performance goals for that Performance Period. Performance goals may include financial and/or non-financial goals.

Performance goals and their relative weight may vary by job. After the performance goals are established, the Committee will align the achievement of the performance goals with the Award Opportunities (as described in Section 5.2 herein), such that the level of achievement at the end of the Performance Period as compared to the pre-established performance goals set at the beginning of the Performance Period will determine the amount of the Final Award. The Committee also shall have the authority to exercise subjective discretion in the determination of Final Awards to reduce or increase a calculated award based on the Committee’s qualitative assessment of performance, subject to the requirements of Section 9 (Executive Officers).

5.2   Award Opportunities.  Each Participant who is eligible for a Performance Period shall have an Award Opportunity for such period. In the event a Participant changes jobs during a calendar year with respect to which a Performance Period relates, the Participant’s Award Opportunity shall be subject to adjustment as follows, unless otherwise determined by the Committee:

(i)                                  If the Participant changes jobs or job levels, (a) the Participant’s Target Incentive Award (and resulting Award Opportunity) may be adjusted to reflect the amount of time at each job or job level during the applicable calendar year, and (b) the Participant’s goals may change as of the effective date of the job change to reflect different performance goals, if applicable. If the Participant’s job change results in a higher Target Incentive Award, then the Participant shall be eligible to receive a Final Award on a full-year basis with respect to the higher Target Incentive Award; if the job change results in a lower Target Incentive Award, the Final Award shall be based on the Target Incentive Award for each job, prorated for the proportion of time during the applicable calendar year in each job. In addition, in the event that the job change is to another business (within the Company and its Subsidiaries), the achievement percentage used to calculate the Participant’s Final Award (i.e., the percentage of target) shall be whichever achievement percentage (for the first business or the second business) is higher. For the avoidance of doubt, this “higher-of” practice shall not apply if the transfer occurs after the end of the calendar year with respect to which the Performance Period relates.

(ii)                              Notwithstanding the foregoing, in the case of an Award Opportunity that the Committee has designated as “performance-based compensation” for purposes of Section 162(m) or Section 409A of the Code, an adjustment under this Section 5.2 shall be permitted only to the extent that such adjustment would not cause the Award Opportunity to fail to qualify as “performance-based compensation” for purposes of Section 162(m) or Section 409A, as applicable.

If an Award Opportunity does not relate to a calendar year, the Committee may make adjustments with respect to the applicable time period in a manner consistent with subsections (i) and (ii) above.

5.3   Permitted Changes to Performance Criteria; Automatic Adjustments When Setting Performance Goals.  Except as provided below, in connection with establishing Award Opportunities, the Committee shall have sole discretion to provide for objectively determinable adjustments to the performance goals and the Award Opportunities (either up or down) during a Performance Period, without obtaining shareholder approval, if it determines that the occurrence of external changes or other unanticipated business conditions have materially affected the fairness of the goals and have unduly influenced the Company’s ability to meet them. These adjustments may include, but are not limited to, those related to (i) charges, costs, benefits, gains or income associated with reorganizations or restructurings of the Company and/or a Subsidiary, discontinued operations, goodwill, other intangible assets, long-lived assets (non-cash), material acquisitions or divestitures (including associated transaction costs), litigation or the resolution of litigation (e.g., attorneys’ fees, settlements or judgments) or the resolution of tax audits or currency or commodity fluctuations, or gains and losses that are treated as “unusual or infrequently occurring items” (or any analogous or successor concept) under U.S. Generally Accepted Accounting Principles (“GAAP”); and (ii) the effects of changes in applicable laws or regulations. In addition, performance goals and Award Opportunities will be calculated without regard to any changes in accounting standards that may be required by GAAP after such performance goals or Award Opportunities are established. Further, in the event that a Performance Period originally scheduled as a twelve-month fiscal year period is subsequently reduced to a fiscal year period of less than twelve months, the Committee shall have the right to adjust the performance goals and the Award Opportunities accordingly, at its sole discretion. In the case of an Award Opportunity that the Committee has designated as “performance-based compensation” for purposes of Section 162(m) or Section 409A of the Code, the Committee shall have the right to adjust the performance goals or Award Opportunity as described in this Section 5.3 only to the extent permitted in Section 5.2(ii).

5.4   Final Award Determinations.  Following the end of each Performance Period, Final Awards shall be computed for each Participant as determined by the Committee. Each Final Award shall be based upon the (i) Participant’s Target Incentive Award and (ii) percent satisfaction of performance goals (as set by the Committee). Final Award amounts may vary above or below the Target Incentive Award, based on the level of achievement of the pre-established performance goals and the Committee’s exercise of discretion permitted by the Plan.

5.5   Limitations.  The amount payable to a Participant for any fiscal year of the Company shall not exceed U.S. $6,000,000.

5.6   Award Opportunities under Section 409A.  The Committee may, in its discretion, establish Award Opportunities that will qualify as “performance-based compensation” under Section 409A of the Code. An Award Opportunity intended to qualify as “performance-based compensation” under Section 409A of the Code shall meet the following requirements:

(i)                                       For any Participant who is eligible to participate in the Plan on the first day of the Performance Period, the Performance Period shall include at least 12 consecutive months;

(ii)                                   Performance goals shall be established no later than 90 days after the beginning of the Performance Period, and at a time when it is not substantially certain that the performance goals will be met. Performance goals may not be adjusted after the first 90 days of the Performance Period, except that, to the extent permitted by the Section 409A rules for performance-based compensation, the Committee makes adjustments it deems necessary to reflect corporate events, such as recapitalizations or mergers, that would otherwise affect the performance goals; and

(iii)                               No Final Award shall be paid unless the pre-established performance goals are satisfied.

SECTION 6. PAYMENT OF FINAL AWARDS

6.1   Form and Timing of Payment.  Final Award payments shall be payable to the Participant, or to his or her estate in the case of death, in a single lump-sum cash payment, after the Committee has determined the Final Award (as described in Section 5.4, above) and certified in writing the extent to which the specified performance goals were achieved, but in no event later than March 15th of the year following the calendar year in which the applicable Performance Period ends. For the avoidance of doubt, if the Performance Period is a calendar year, payment shall be made during the following calendar year, and, if the Performance Period is the Company’s fiscal year, payment shall be made during the calendar year immediately following the calendar year to which the applicable Performance Period relates.

6.2   Unsecured Interest.  No Participant or any other party claiming an interest in amounts earned under the Plan shall have any interest whatsoever in any specific asset of the Company or of any Subsidiary. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.

SECTION 7. TERMINATION OF ELIGIBILITY OR EMPLOYMENT

7.1   Termination of Eligibility.  In the event a Participant ceases to be eligible to participate in the Plan during a Performance Period but remains employed by the Company or a Subsidiary through the end of the calendar year to which the applicable Performance Period relates, the Final Award determined in accordance with Section 5.4 herein shall be reduced proportionately to reflect the period of participation prior to such cessation of eligibility only. The Final Award thus determined shall be payable in a lump sum at the time prescribed by Section 6.1, above.

7.2   Termination of Employment.  In the event a Participant’s employment is terminated for any reason prior to the end of the calendar year to which the applicable Performance Period relates, all of the Participant’s rights to a Final Award for the Performance Period then in progress shall be forfeited. However, the Committee, in its sole discretion, may pay a partial award for the portion of that Performance Period that the Participant was employed by the Company, computed as determined by the Committee and paid in a lump sum no later than the deadline prescribed by Section 6.1, above.

7.3   Unless the Committee determines otherwise, a Participant who has earned a Final Award with respect to a completed Performance Period but terminates employment or otherwise ceases eligibility before the date that the Final Award is to be paid (and after the end of the calendar year to which the Performance Period relates) shall remain eligible to receive such Final Award. Payment shall be made at the time prescribed by Section 6.1, above.

SECTION 8. RIGHTS OF PARTICIPANTS

8.1   Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

8.2   Nontransferability. No right or interest of any Participant in the Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge, and bankruptcy.

SECTION 9. EXECUTIVE OFFICERS

9.1   Applicability.  The provisions of this Section 9 shall apply only to Executive Officers and are intended to apply additional terms, conditions and limitations required for amounts payable hereunder to Executive Officers to qualify as performance-based compensation exempt from Section 162(m) of the Code. In the event of any inconsistencies between this Section 9 and the other Plan provisions, the provisions of this Section 9 shall control with respect to Executive Officers.

9.2   Performance Goals and Award Opportunities.  With respect to Executive Officers, objective written performance goals and Award Opportunities for a Performance Period shall be established by the Committee (and the Committee only, with no delegation) (i) while the attainment of the performance goals for the Performance Period is substantially uncertain and (ii) no more than 90 days after the commencement of the Performance Period (or a number of days equal to 25% of the Performance Period, if less than twelve months). The performance goals applicable to the Executive Officers shall be tied to one or more of the performance criteria listed below. The Committee may select one or more of the performance criteria specified for each Performance Period and the criteria selected need not be the same for each Executive Officer in a given period. Performance goals will consist of specified levels of one or more of the following performance criteria as the Committee deems appropriate: operating cash flows from continuing operations, operating working capital, free cash flow, cash efficiency, revenues, segment profit, corporate expenses, special charges, gain (loss) on sale of business, income from continuing operations, net income, EBITDA—earnings before interest, taxes, depreciation and amortization, EBIT—earnings before interest and taxes, EPS—earnings per share, as adjusted EPS, ROA—return on assets, ROS—return on sales, ROE—return on equity, ROIC—return on invested capital, WACC—weighted average cost of capital, total shareholder return, stock price appreciation, growth in managed assets, organic growth, cost performance, net cost reductions, inventory turns, selling and administrative expense as a percentage of sales, days sales outstanding, ratio of income to fixed charges, segment profit margins, total profit margin, EVA—economic value added, intrinsic value, effective income tax rate, and workforce diversity. In each case, performance goals shall be determined in accordance with GAAP (subject to modifications approved by the Committee) and shall be consistently applied on a segment, business unit, operating unit, divisional, subsidiary or consolidated basis or any combination thereof. Performance goals may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a Subsidiary, division, department, region, function, operating unit, business unit or segment and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of the applicable Subsidiary, division, department, region, function, operating unit, business unit or segment) or measured relative to selected peer companies or a market index. In addition, for awards not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee may establish performance goals based on other criteria as it deems appropriate. Notwithstanding the above, for any award or portion of an award designated to be “performance-based compensation” under Section 162(m) of the Code, the Committee does not retain any right to increase any amount otherwise determined under the provisions of the Plan.

9.3   Certification of Achievement of Performance Goals.  Following the end of the Performance Period and prior to payment, the Committee shall review and certify in writing the extent to which the performance goals and any other material terms were satisfied. For the avoidance of doubt, approved minutes of the Committee meeting in which the certification is made are treated as a written certification. Final Awards shall be computed for each Executive Officer based on (i) the Participant’s Target Incentive Award and (ii) percent satisfaction of performance goals (as certified by the Committee). Final Award amounts may vary above or below the Target Incentive Award based on the level of achievement of the pre-established performance goals and the Committee’s exercise of negative discretion permitted by the Plan.

9.4   Non-adjustment of Performance Goals.  Once established, performance goals shall not be changed during the Performance Period except as provided in Section 5.3 hereof.

9.5   Discretionary Adjustments.  The Committee retains the discretion to eliminate or decrease the amount of the Final Award otherwise payable to a Participant. For any Final Award or portion of a Final Award designated to be “performance-based compensation”

under Section 162(m) of the Code, the Committee shall not retain any right to increase any amount otherwise determined under the provisions of the Plan.

SECTION 10. CLAWBACK PROVISION

10.1     The Committee shall, in all appropriate circumstances, require reimbursement of any Final Award payment to an executive officer made hereunder, where: (i) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the Securities and Exchange Commission; (ii) the Committee determines the executive officer engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement; and (iii) a lower payment would have been made to the executive officer based upon the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover from the individual executive officer the amount by which the individual executive officer’s incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results. For purposes of this provision, the term “executive officer” means any officer who has been designated an executive officer by the Board. In addition, all awards under the Plan are subject to all other clawback procedures of the Company, as in effect and as amended from time to time.

SECTION 11. AMENDMENT AND MODIFICATION

11.1  Amendment by Board.  Subject to applicable laws, rules, and regulations, the Board, in its sole discretion, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of the Plan, or may suspend or terminate the Plan entirely, by written resolution or other formal action reflected in writing.

11.2  Delegation of Amendment Authority.  To the extent permitted by applicable law, the Board may make a non-exclusive written delegation of the authority to amend the Plan to a committee of the Board or to one or more officers of the Company. In addition, to the extent permitted by applicable law, the Board may authorize a committee of the Board to make a further delegation of the authority to amend the Plan, provided that no such delegate may amend the Plan in a manner which increases the authority of the Committee’s delegates under the Plan.

SECTION 12. MISCELLANEOUS

12.1  Jurisdiction, Venue and Governing Law.  Except as to matters of federal law, the Plan, and all agreements hereunder, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflict of law provisions that might otherwise point to a different jurisdiction. Any dispute, controversy or claim arising out of or relating to the Plan or any award under the Plan shall be brought only in a court of competent jurisdiction in the State of Rhode Island, and no other court, agency or tribunal shall have jurisdiction to resolve any such dispute, controversy or claim.

12.2  Withholding Taxes.  The Company and its Subsidiaries shall have the right to deduct from all payments under the Plan any federal, state, local and/or foreign income, employment or other applicable payroll taxes that the payer determines are required by law to be withheld with respect to such payments.

12.3  Construction.  Except where otherwise indicated by the context, (i) any masculine term used herein also shall include the feminine, (ii) the plural shall include the singular, and the singular shall include the plural, and (iii) the word “include” means “including but not limited to.”

12.4  Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

12.5  Costs of the Plan.  All costs of implementing and administering the Plan shall be borne by the Company.

12.6  Successors.  All obligations of the Company and its Subsidiaries under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, amalgamation, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

12.7  Compliance With Code Section 409A. The Plan is intended, and shall be interpreted, to provide compensation that is exempt from or compliant with the requirements of Code Section 409A. The Company does not warrant that the Plan will comply with Code Section 409A with respect to any Participant or with respect to any payment, however. In no event shall the Company; any affiliate of the Company; any director, officer, or employee of the Company or an affiliate; or any member of the Committee be liable for any additional tax, interest, or penalty incurred by a Participant as a result of the Plan’s failure to satisfy the requirements of Code Section 409A, or as a result of the Plan’s failure to satisfy any other requirements of applicable tax laws.